EXHIBIT 10.7

October 31, 2002

John Scanlon
80 Crestridge Court
Danville, CA 94506

Dear John:

This letter sets forth the substance of the transition and separation agreement (the “Agreement”) Internap Network Services Corporation (the “Company”) proposes regarding your employment transition.

1.        Separation. Your last day of employment with the Company shall be the earlier of January 31, 2003 or any date that you or the Company determine to terminate your employment relationship (the “Separation Date”). On the Separation Date, the Company will pay you all accrued salary, subject to payroll deductions and required withholdings, plus accrued and unpaid vacation to date. You are entitled to these payments regardless of whether or not you sign this Agreement.

2.        Transition Period. From the date of this Agreement through the Separation Date (the “Transition Period”) you will continue as an employee and will continue in your position as the Company’s Chief Financial Officer (“CFO”). Except as expressly stated herein to the contrary, this Agreement supersedes the terms of your Employment Agreement with the Company dated June 21, 2001 (the “Employment Agreement”). During the Transition Period you will exert the same level of effort and diligence on behalf of the Company as you have exerted in your capacity as CFO prior to the Transition Period.

3.        Termination.

(a)      This Agreement shall terminate immediately upon the mutual agreement of you and the Company; provided, however, that you have the right to terminate your employment with the Company at any time, with or without cause.

(b)      During the Transition Period the Company may terminate your employment with the Company after the occurrence of any of the following events: (i) the breach by you of any material term or condition of this Agreement; (ii) the misconduct or neglect on your part in the performance of any material duties that may be reasonably required of you; (iii) the commission by the you of an act of fraud, misappropriation, embezzlement, dishonesty or any crime of moral turpitude; (iv) you become employed by or associated with any other business, in any capacity, with a competitor of Company; or (v) your death or disability.

4.        Severance Payments. Provided that you remain employed by the Company through January 31, 2003, you will be eligible to receive an amount equal to six (6) months of your base salary in effect as of October 31, 2002, subject to payroll deductions and required withholdings, payable on a bi-monthly basis during that period (the “Severance Period”), plus an amount if respect of your accrued and unused vacation that will be reflected in the first paycheck during that period (the “Severance Payments”). In addition, if you timely elect continued coverage of your group health insurance under COBRA, the Company will pay your COBRA premiums for coverage for you and your family for six (6) months following the Separation Date. Your receipt of the Severance Payment and benefits under this Section 3 is contingent upon your signing and making effective the Release Agreement (attached as Exhibit A) on or after the Separation Date.

5.        Health Insurance. To the extent provided by the federal COBRA law and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will receive a separate notice regarding your rights and obligations under COBRA.

6.        Expense Reimbursements. The Company will, pursuant to its regular business practice, reimburse you for expenses approved in advance by the CEO through the Separation Date, if any, that you submit within ten (10) days of the Separation Date.

7.        Stock Options. Your stock options will continue to vest during the Severance Period to the full extent permitted under the terms of your written stock option agreement(s) and the applicable plan(s) governing those agreement(s). You may exercise your vested option shares pursuant to your written stock option agreement(s) and the applicable plan(s) governing those agreement(s).

8.        Return of Company Property. On or before the Separation Date, you must return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, notebooks, correspondence, memoranda, agreements, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, credit cards, entry cards, computer access codes, computer programs, identification badges and keys), and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).

9.        Continuing Obligations. After the Separation Date, you will have continuing obligations to the Company under the Employee Confidentiality, Nonraiding and Noncompetition Agreement, as referenced in Section 12 below.

10.      Other Compensation or Benefits. Except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits from the Company after the Separation Date.

11.      Entire Agreement. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It supersedes any and all agreements entered into by and between you and the Company, including the Employment Agreement; provided, however, that Section 9 of the Employment Agreement regarding Employee Confidentiality, Non-Raiding and Non-Competition Agreement and Section 10 of the Employment Agreement

regarding Proprietary Rights and Inventions and the Employee are expressly made a part of and incorporated into this Agreement, and are not superseded. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by a duly authorized officer of the Company.

12.      Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and will inure to the benefit of each party, its heirs, successors and assigns.

13.      Applicable Law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Washington as applied to contracts made and to be performed entirely within Washington.

14.      Severability. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof will be unimpaired. The court will then have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

If this Agreement is acceptable to you, please sign below, and return the original to me.

Thank you for your efforts in support of the Company. We look forward to working with you during the Transition Period.

Sincerely yours,

INTERNAP NETWORK SERVICES CORPORATION

Greg A. Peters Chief Executive Officer SO AGREED.

John Scanlon Date: _________________ Attachments: Exhibit A – Release Agreement

EXHIBIT A

RELEASE AGREEMENT

(To be signed on or after the Separation Date)

I understand that my employment with Internap Network Services Corporation (the “Company”) terminated effective _____________________, ____ (the “Separation Date”). The Company has agreed that if I choose to sign this Release Agreement (“Release”), the Company will pay me certain severance benefits (minus the required withholdings and deductions) pursuant to the terms of the Transition and Separation Agreement dated July __, 2002 (the “Agreement”). I understand that I am not entitled to such benefits unless I sign this Release, and it becomes fully effective. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, as described therein, I hereby agree to release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, affiliates, successors, and assigns, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Release, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, or any ownership or equity interests in the Company, vacation pay, personal time off, fringe benefits, expense reimbursements, severance benefits, or any other form of compensation; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Employee Retirement Income Security Act; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the California Fair Employment and Housing Act, as amended; the Washington Law Against Discrimination in Employment, as amended; the Washington Family Leave Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; misrepresentation; defamation; libel; emotional distress; and breach of the implied covenant of good faith and fair dealing.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA and that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily sign this Release earlier); (d) I have seven (7) days after I sign this Release to revoke it; and (e) this Release will not be effective until the eighth day after this Release has been signed by me (the “Effective Date”).

I accept and agree to the terms and conditions stated above:

Date	John Scanlon

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